Exhibit 99.2

Trammell Crow Company
Statements of Income
(in thousands, except share and per share data)

			(UNAUDITED)
	For the Year Ended December 31,		For the Three Months Ended December 31,
	2004	2003	2004	2003
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$211,062	$208,936	$57,117	$53,865
Corporate advisory services	143,266	123,335	52,846	40,071
Project management services	91,599	65,500	30,694	19,058
	445,927	397,771	140,657	112,994
Investor Services:
Property management	137,193	143,727	33,539	34,169
Brokerage	114,478	95,593	37,702	33,886
Construction management	11,187	10,736	4,200	3,444
	262,858	250,056	75,441	71,499

Development and construction	40,846	44,299	15,215	16,511
	749,631	692,126	231,313	201,004

Gain on disposition of real estate	28,795	13,420	17,189	8,221
	778,426	705,546	248,502	209,225
Costs and expenses:
Salaries, wages and benefits	493,438	452,195	144,523	120,220
Commissions	120,357	98,957	43,730	34,982
General and administrative	128,968	117,163	38,628	33,871
Depreciation and amortization	11,514	16,778	2,707	3,526
Interest	4,573	6,088	1,397	997
	758,850	691,181	230,985	193,596
Operating income	19,576	14,365	17,517	15,629
Interest and other income	2,808	2,283	676	1,244
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	22,384	16,648	18,193	16,873
Income tax expense	(8,501)	(6,751)	(6,807)	(6,849)
Minority interest, net of income taxes (B)	(3,006)	1,231	(3,223)	(688)
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	10,971	9,839	2,620	4,923
Income from continuing operations	21,848	20,967	10,783	14,259
Income from discontinued operations, net of income taxes (B)	17,271	73	17,169	782
Net income	$39,119	$21,040	$27,952	$15,041

Diluted income per share:
Income from continuing operations	$0.59	$0.57	$0.30	$0.39
Income from discontinued operations	0.46	—	0.47	0.02
Net income	$1.05	$0.57	$0.77	$0.41

Weighted average common shares outstanding	37,239,801	36,780,515	36,205,412	37,119,286

Net income	$39,119	$21,040	$27,952	$15,041
Depreciation and amortization (C)	11,604	16,996	2,707	3,605
Interest (D)	4,830	7,369	1,425	1,375
Income tax expense	23,954	14,350	16,379	9,708
EBITDA (E)	$79,507	$59,755	$48,463	$29,729

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the nine months ended September 30, 2004, and for the three months and year ended December 31, 2003, have been reclassified to conform to the presentation for the three months ended December 31, 2004. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $0 and $90 for the three months and year ended December 31, 2004, respectively, and $79 and $218 for the three months and year ended December 31, 2003, respectively.

(D)  Includes interest related to discontinued operations of $28 and $257 for the three months and year ended December 31, 2004, respectively, and $378 and $1,281 for the three months and year ended December 31, 2003, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with United States generally accepted accounting principles (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.